SECTION 16 OF THE
SECURITIES EXCHANGE ACT OF 1934

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS THAT I,
Erroll B. Davis, Jr., member of the Board of
Directors of Union Pacific Corporation, a Utah
Corporation (the "Company"), do hereby appoint
Barbara W. Schaefer, Thomas E. Whitaker, Laura
A. Heisterkamp, and James J. Theisen, Jr., and each of them acting individually, as my true and lawful attorney-in-fact, each with power to act without the other in full power of substitution, to execute, deliver and file, for and on my behalf, and in my name and in my capacity as a director of Union Pacific
Corporation, a Form 3 and any and all
Forms 4 or Forms 5 under Section 16
of the Securities Exchange Act of
1934 and the rules and interpretations
promulgated thereunder, and any other
documents in support thereof or
supplemental or amendatory thereto,
with respect to the ownership by or
attributable to me, directly or indirectly, of equity securities of the Company, or derivative securities relating thereto, hereby granting to such attorneys and each of them full power and authority to do and perform each and every act and thing whatsoever as such attorney or attorneys may deem necessary or advisable to carry out fully the intent of the foregoing as I might or could do personally or in my capacity as a director, hereby ratifying and confirming all acts and things which such attorney or attorneys may do or cause to be done by virtue of this Power of Attorney.

IN WITNESS WHEREOF, I have
executed this Power of Attorney
as of June 1, 2004.

/s/ Erroll B. Davis, Jr.